KEVIN A. MCLEAN LAW CORPORATION

Kevin A. McLean Law Corporation
Suite 1800-999 Hastings St W,
Vancouver, BC, V6C 2W2
Telephone: 604.682.3734
www.kmcleanlaw.com

REPLY ATTENTION OF: Kevin A. McLean
DIRECT: 604.682.3734
MOBILE: 604.992.3917
EMAIL: km@kmcleanlaw.com
OUR FILE REFERENCE: 34.87.01

August 25, 2012

Via EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D. C. 20549

Re: Enviro Cleanse Inc. (the "Company")

Please be advised that, we have reached the following conclusions regarding the above offering:

1. Enviro Cleanse Inc. (the "Company") is a duly and legally organized and existing Nevada State Corporation, with its registered office located in Las Vegas, Nevada and its principal place of business located in Las Vegas, Nevada. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on April 17, 2012. The Company's existence and form is valid and legal pursuant to Nevada law.

2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock was issued it was duly authorized, fully paid for and non-assessable.

3. To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. We know of no disputes involving the Company and the Company has no claim, actions or inquiries from any federal, state or other government agency, other than as set forth in the registration statement. We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary